Exhibit 10.1

INVESTMENT AGREEMENT

dated as of April 7, 2008

between

WASHINGTON MUTUAL, INC.

and

THE INVESTORS PARTY HERETO

TABLE OF CONTENTS

Page
ARTICLE I Purchase; Closings
1.1 Purchase	2
1.2 Closing	2
ARTICLE II Representations and Warranties
2.1 Disclosure	7
2.2 Representations and Warranties of the Company	9
2.3 Representations and Warranties of the Investor	43
ARTICLE III Covenants
3.1 Filings; Other Actions	47
3.2 Access, Information and Confidentiality	52
3.3 Conduct of the Business	55
ARTICLE IV Additional Agreements
4.1 Standstill Agreement	55
4.2 Transfer Restrictions	58
4.3 Governance Matters	60
4.4 Legend	63
4.5 Reservation for Issuance	64
4.6 Certain Transactions	65
4.7 Indemnity	65
4.8 Exchange Listing	70
4.9 Registration Rights	70
4.10 Articles of Amendment	96
4.11 Reset.	96
4.12 Repurchase Obligation	99
ARTICLE V Termination
5.1 Termination	99
5.2 Effects of Termination	100
ARTICLE VI Miscellaneous
6.1 Survival	100
6.2 Expenses	101
6.3 Amendment	101
6.4 Waivers	101
6.5 Counterparts and Facsimile	101
6.6 Governing Law	102
6.7 WAIVER OF JURY TRIAL	102
6.8 Notices	102
6.9 Entire Agreement, Etc	104
6.10 Other Definitions	105
6.11 Captions	106
6.12 Severability	107
6.13 No Third Party Beneficiaries	107
6.14 Time of Essence	107
6.15 Certain Adjustments	107
6.16 Public Announcements	108
6.17 Specific Performance	108

LIST OF EXHIBITS

Exhibit A:         Preferred Stock Articles of Amendment
Exhibit B:          Form of Warrant

INDEX OF DEFINED TERMS

Term	Location of Definition
Adverse Development	2.2(w)(5)(A)
Affiliate	6.10(a)
Agency	2.2(v)(3)(A)
Agreement	Preamble
Beneficially Own	4.1(f)
Beneficial Owner	4.1(f)
Benefit Plan	2.2(r)(1)
Board of Directors	2.2(d)(1)
Board Representative	4.3(a)
business day	6.10(e)
Capitalization Date	2.2(b)
CERCLA	2.2(u)
Closing	1.2(a)
Closing Date	1.2(a)
Code	2.2(i)
Common Stock	Recitals
Company	Preamble
Company Financial Statements	2.2(f)
Company Preferred Stock	2.2(b)
Company Reports	2.2(g)(1)
Company Securitization Documents	2.2(w)(5)(B)
Company Securitization Trust	2.2(w)(5)(C)
Company Significant Agreement	2.2(l)
Company Sponsored Asset Securitization Transaction	2.2(w)(1)
Company Subsidiary	2.2(a)(2)
Company 10-K	2.1(c)(2)(A)
control/controlled by/under common control with	6.10(a)
Convertible Preferred Stock	Recitals
De Minimis Claim	4.7(e)
Delayed Delivery Date	1.2(b)(3)
Demand Registration	4.9(a)(1)
Disclosure Schedule	2.1(a)
ERISA	2.2(r)(1)
Exchange Act	2.2(g)(1)
FDIC	2.2(a)(2)
Fundamental Change	4.11(b)(1)
Governmental Entity	2.2(e)
herein/hereof/hereunder	6.10(d)
HOLA	2.2(a)(1)
Holdback Period	4.9(g)
Holders’ Counsel	4.9(d)(2)
HSR Act	3.1(a)
including/includes/included/include	6.10(c)
Indemnified Party	4.7(c)
Indemnifying Party	4.7(c)
Information	3.2(b)
Initial Closing	1.2(a)
Initial Closing Date	1.2(a)
Initiating Investors	4.9(a)(1)
Insurer	2.2(v)(3)(C)
Intellectual Property	2.2(z)
Investor	Preamble
Liens	2.2(c)
Loan Investor	2.2(v)(3)(B)
Losses	4.7(a)
Market Price	4.11(b)(2)
material	2.1(b)
Material Adverse Effect	2.1(b)
New Issuance Price	4.11(a)(1)
Observer	4.3(d)
Olympic Partners	Preamble
or	6.10(b)
OTS	3.1(a)
person	6.10(f)
Piggyback Registration	4.9(b)(1)
Pre-Closing Period	3.3
Preferred Stock Articles of Amendment	Recitals
Preliminary Fundamental Change	4.11(b)(3)
Previously Disclosed	2.1I
Qualifying Ownership Interest	3.2(a)
Reference Purchase Price	1.2(b)(1)
Registrable Securities	4.9(a)(1)
Registration Expenses	4.9(d)(1)
Registration Request	4.9(a)(1)
Registration Statement	4.9(a)(1)
Regulatory Agreement	2.2(t)
Reset Event	4.11(a)(2)
Reset Issuance	4.11(a)(1)
Reset Payment	4.11
Reset Price	4.11(a)(2)
Reset Purchase	4.11
Reset Purchaser	4.11
Rights Plan	2.2(b)(8)
SEC	2.1I(2)(A)
Securities	Recitals
Securities Act	2.2(g)(1)
Series R Preferred Stock	2.2(b)
Servicer Default	2.2(w)(2)
Servicer Default or Termination	2.2(w)(2)
Short-Form Registration	4.9(a)(3)
Shareholder Proposals	3.1(b)
Significant Subsidiary	2.2(a)(2)
Special Registration	4.9(b)(1)
Subsidiary	2.2(a)(2)
Tax/Taxes	2.2(i)
Tax Return	2.2(i)
Threshold Amount	4.7(d)
TPG VI	Preamble
TPG Investors	Preamble
Transfer	4.2(a)
Triggering Change of Control	4.11(a)(2)
Underlying Security Price	4.11(b)(4)
Voting Debt	2.2(b)
Voting Securities	4.1(f)
Warrants	Recitals
Washington Mutual Funding	2.2(b)(9)
WMB	2.2(a)(2)
WMBfsb	2.2(a)(2)

                INVESTMENT AGREEMENT, dated as of April 7, 2008 (this “Agreement”), between Washington Mutual, Inc., a Washington corporation (the “Company”), Olympic Investment Partners, L.P., a Delaware limited partnership (“Olympic Partners”), and TPG Partners VI, L.P., a Delaware limited partnership (“TPG VI” and collectively with Olympic Partners, and any of their permitted assignees pursuant to this Agreement, the “TPG Investors” or the “Investors”).

RECITALS:

                A.        The Investment. The Company intends to sell to each Investor, and each Investor severally and not jointly intends to purchase from the Company, as an investment in the Company, shares of Common Stock, no par value, of the Company (the “Common Stock”), shares of a series of contingent convertible perpetual non-cumulative preferred stock, no par value, of the Company, having the terms set forth on Exhibit A (the “Convertible Preferred Stock”), and/or warrants to purchase shares of Common Stock in the form set forth on Exhibit B (the “Warrants”), all as described herein with respect to such Investor.

                B.         The Securities. The term “Securities” refers collectively to (1) the shares of Common Stock and Convertible Preferred Stock purchased, and the Warrants issued, under this Agreement and (2) any securities (including shares of Common Stock) into which any of the foregoing are converted in accordance with the terms thereof and of this Agreement. When purchased, the Convertible Preferred Stock will be evidenced by a share certificate incorporating the terms set forth in an Articles of Amendment to the Company’s Articles of Incorporation for the Convertible Preferred Stock in the form attached as Exhibit A (the “Preferred Stock Articles of Amendment”).

                NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSINGS

                1.1   Purchase. On the terms and subject to the conditions set forth herein, each Investor, severally and not jointly, will (i) purchase from the Company, and the Company will sell to each such Investor, the respective number of shares of Common Stock, if any, and Convertible Preferred Stock as are set forth opposite such Investor’s name in Schedule 1 to this Agreement and (ii) receive from the Company such Warrants, if any, as are set forth opposite such Investor’s name on Schedule 1 to this Agreement.

                1.2   Closing.

                        (a)   Subject to the satisfaction or waiver of the conditions set forth in this Agreement, (i) the closing of the purchase of the Securities by TPG VI pursuant hereto (the “Initial Closing”) shall occur at 9:30 a.m., New York time, on April 10, 2008, and (ii) the closing of the purchase of the Securities by the other Investors pursuant hereto (the “Closing”)shall occur at 9:30 a.m., New York time, on April 11, 2008, provided that, in each case, if such conditions have not been so satisfied or waived on such applicable date, the Initial Closing shall occur on the first business day after (and the Closing shall occur on the second business day after) the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions to the Initial Closing and Closing set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Initial Closing or Closing, as the case may be, but subject to fulfillment or waiver of those conditions), at the offices of Simpson Thacher & Bartlett LLP located at 425 Lexington Avenue, New York, New York 10017 or such other date or location as agreed by the parties. The date of the Initial Closing is referred to as the “Initial Closing Date.”  The date of the Closing is referred to as the “Closing Date.”

                        (b)   Subject to the satisfaction or waiver on the Initial Closing Date or Closing Date, as the case may be, of the applicable conditions to such Initial Closing or Closing in Section 1.2(c):

                (1)    at the Initial Closing, the Company will deliver to TPG VI:

                (A)   (x) certificates representing a number of shares of Common Stock equal to (A) the dollar amount applicable to the shares of Common Stock set forth opposite such Investor’s name in Schedule 1 divided by (B) the lower of (i) $8.75 and (ii) the lowest purchase or conversion price of any share of Common Stock or Convertible Preferred Stock sold, or committed to be sold, on the Closing Date pursuant to the transactions referred to in Section 1.2(c)(1)(B) (the lower of (i) and (ii), the “Reference Purchase Price”) and (y) certificates representing a number of shares of Convertible Preferred Stock equal to (A) the dollar amount applicable to the shares of Preferred Stock set forth opposite such Investor’s name on Schedule 1 divided by (y) $100,000, in each case, against payment of an amount equal to the amount set forth, with respect to each of the Common Stock and Preferred Stock, respectively, opposite such Investor’s name on Schedule 1 to this Agreement; and

                (B)   a Warrant to purchase a number of shares of Common Stock equal to (x) the aggregate amount set forth opposite such Investor’s name on Schedule 1 divided by (y) the Reference Purchase Price divided by (z) four.

                (2)   on the Delayed Delivery Date, the Company will deliver to Olympic Partners:

                (A)   certificates representing a number of shares of Convertible Preferred Stock equal to (x) the amount set forth opposite such Investor’s name on Schedule 1 divided by (y) $100,000, against payment, by wire transfer of immediately available funds to an account designated by the Company, of an amount equal to the amount set forth opposite such Investor’s name on Schedule 1; and

                (B)   a Warrant to purchase a number of shares of Common Stock equal to (x) the aggregate amount set forth opposite such Investor’s name on Schedule 1 divided by (y) the Reference Purchase Price divided by (z) four.

For the avoidance of doubt, following the occurrence of the Closing, the obligations of the Company to deliver the Securities on the Delayed Delivery Date and the TPG Investors to pay for such Securities shall become irrevocable and unconditional save for the condition that the other party shall have made the required delivery of the Securities certificates or payment, as applicable, as stated in this Section 1.2(b)(3).   As used herein, “Delayed Delivery Date” means the later of the Closing Date and April 21, 2008.  On the Initial Closing Date, the Company shall deliver to the Investors a certificate signed on behalf of the Company by a senior officer certifying to the Reference Purchase Price.

                        (c)   Closing Conditions.  (1)  The respective obligations of each Investor on the one hand, and the Company, on the other hand, to consummate the Initial Closing and the Closing is subject to the fulfillment or written waiver by the applicable Investor and the Company prior to each of the Initial Closing and the Closing of the following conditions; provided that the condition set forth in Section 1.2(c)(1)(B) shall not be a condition to the Initial Closing:

                        (A)   no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict any Investor or its Affiliates from owning, voting, or, subject to the receipt of approval of the Shareholder Proposals, converting or exercising, any Securities in accordance with the terms thereof and no lawsuit shall have been commenced by a Governmental Entity seeking to effect any of the foregoing;

                        (B)   the Company shall have received proceeds of the sale of shares of Common Stock and Convertible Preferred Stock of not less than $3,000,000,000 on or prior to the Closing Date, including at least $1,750,000,000 in gross proceeds received (not including fees or underwriting discounts paid) from a minimum of six existing shareholders of the Company owning in the aggregate not less than 100,000,000 shares of Common Stock; and

                        (C)   the shares of Common Stock to be issued at the Closing shall have been authorized for listing on the New York Stock Exchange or such other market on which the Common Stock is then listed or quoted, subject to official notice of issuance.

                (2)  The obligation of each Investor to consummate the purchase of Securities to be purchased by it at the Initial Closing and Closing is also subject to the fulfillment or written waiver by the applicable Investor prior to the Initial Closing or Closing, as the case may be, of each of the following conditions:

                        (A)       the Company shall have performed in all material respects all obligations required to be performed by it at or prior to Closing under Sections 3.1, 3.2(a), 3.3, 4.6 and 4.10 of this Agreement; and

                        (B)       such Investor shall have received a certificate signed on behalf of the Company by a senior executive officer certifying to the effect that the condition set forth in Section 1.2(c)(2)(A) has been satisfied.

                (3)  The obligation of the Company to consummate the Initial Closing or the Closing, as the case may be, of the sale of Securities to each Investor is also subject to the fulfillment or written waiver by the Company prior to the Initial Closing or the Closing, as the case may be, of each of the following conditions:

                        (A)       such Investor has performed in all material respects all obligations required to be performed by it at or prior to the Initial Closing or Closing, as the case may be, under Sections 3.1 and 3.2(b) of this Agreement; and

                        (B)       the Company shall have received a certificate signed on behalf of such Investor by a senior executive officer certifying to the effect that the conditions set forth in Section 1.2(c)(3)(A) has been satisfied.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

                2.1   Disclosure.  (a)    On or prior to the date hereof, the Company delivered to each Investor and the TPG Investors delivered to the Company a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or in Section 2.3 with respect to such Investor, or to one or more of its covenants contained in Article III.

                        (b)   As used in this Agreement, any reference to any fact, change, circumstance or effect being “material” with respect to the Company means such fact, change, circumstance or effect is material in relation to the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole.  As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, (1) is material and adverse to the business, assets, results of operations or financial condition of the Company and Company Subsidiaries taken as a whole or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Closing; provided,however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (B) changes, after the date hereof, in laws, rules and regulations of general applicability or interpretations thereof by Governmental Entities, (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of each Investor, (D) changes in general economic, monetary or financial conditions, including changes in prevailing interest rates, credit markets, secondary mortgage market conditions or housing price appreciation/depreciation trends, (E) changes in the market price or trading volumes of the Common Stock or the Company’s other securities (but not the underlying causes of such changes), (F) the failure of the Company to meet any internal or public projections, forecasts, estimates or guidance (including guidance as to “earnings drivers”) for any period ending on or after December 31, 2007 (but not the underlying causes of such failure), (G) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, and (H) the public disclosure of this Agreement or the transactions contemplated hereby; except, with respect to clauses (A), (B), (D) and (G), to the extent that the effects of such changes have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other banks, savings associations and their holding companies generally.

                        (c)   “Previously Disclosed” with regard to (1) a party means information set forth on its Disclosure Schedule, provided, however, that disclosure in any section of such Disclosure Schedule shall apply only to the indicated section of this Agreement except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of this Agreement, and (2) the Company means information publicly disclosed by the Company in (A) its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed by it with the Securities and Exchange Commission (“SEC”) on February 29, 2008 (the “Company 10-K”), (B) its Definitive Proxy Statement on Schedule 14A, as filed by it with the SEC on March 14, 2008 or (C) any Current Report on Form 8-K filed or furnished by it with the SEC since January 1, 2008 and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).

                2.2   Representations and Warranties of the Company.  Except as Previously Disclosed, the Company represents and warrants to the Investors, as of the date of this Agreement and as of the Closing Date, that:

                (a)   Organization and Authority.  (1)     The Company is a corporation duly organized and validly existing under the laws of the State of Washington, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a Material Adverse Effect, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly registered as a savings and loan holding company under the Home Owners’ Loan Act, as amended (“HOLA”). The Company has furnished to the Investors true, correct and complete copies of the Company’s Articles of Incorporation and bylaws as in effect on the date of this Agreement.

                        (2)   Exhibit 21 to the Company 10-K sets forth a correct and complete list of the Company Subsidiaries, including the Company’s Significant Subsidiaries.  Each Company Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would have a Material Adverse Effect, and has the corporate power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is being conducted.  Each of Washington Mutual Bank (“WMB”) and Washington Mutual Bank fsb (“WMBfsb”) is duly organized and in good standing as a federal savings association under HOLA and its deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  WMB is a member in good standing of the Federal Home Loan Bank of San Francisco and WMBfsb is a member in good standing of the Federal Home Loan Bank of Seattle.  As used herein, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (x) of which such person or a subsidiary of such person is a general partner or (y) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof; “Company Subsidiary” means any Subsidiary of the Company; and “Significant Subsidiary” means, with respect to any person, any Subsidiary that would constitute a “significant Subsidiary” of such person within the meaning of Rule 1-02 of Regulation S-X of the SEC.

                (b)   Capitalization.  The authorized capital stock of the Company consists of 1,600,000,000 shares of Common Stock and 10,000,000 shares of Company Preferred Stock, no par value, of the Company (the “Company Preferred Stock”).  As of the close of business on March 31, 2008 (the “Capitalization Date”), there were 882,140,637 shares of Common Stock outstanding and 3,000,500 shares of Company Preferred Stock outstanding, consisting of 500 shares of Series K Perpetual Non-cumulative Floating Rate Preferred Stock and 3,000,000 shares of 7.75% Series R Non-cumulative Perpetual Convertible Preferred Stock (the “Series R Preferred Stock”).  As of the close of business on the Capitalization Date, no shares of Common Stock or Company Preferred Stock were reserved or to be made available for issuance, except for (1) (A) 83,311,421 shares of Common Stock reserved or to be made available for issuance upon the exercise of options to purchase Common Stock, (B) 2,186,394 share of Common Stock reserved or to be made available for issuance upon the vesting of restricted stock units and (C) 949,369 shares of Common Stock reserved or to be made available for issuance upon the vesting of performance share awards, (2) 834,322 shares of Common Stock reserved or to be made available for issuance under the 2002 Employee Stock Purchase Plan, (3) 563 shares of Common Stock reserved or to be made available for issuance upon conversion of the Company’s 2.75% Convertible Cash to Accreting Senior Notes due March 15, 2016, (4) 1,176,502 shares of Common Stock reserved or to be made available for issuance upon conversion of the Company’s 4% Convertible Senior Notes due May 15, 2008, (5) 141,176,471 shares of Common Stock reserved or to be made available for issuance upon conversion of the Series R Preferred Stock, (6) 29,242,092 shares of Common Stock reserved or to be made available for issuance pursuant to the Company’s Trust Warrants issued pursuant to the Warrant Agreement, dated as of April 30, 2001 between the Company and The Bank of New York, (7) approximately 11,900,000 shares of Common Stock reserved or to be made available for issuance pursuant to Litigation Warrants issued pursuant to the Amended and Restated Warrant Agreement, dated as of March 11, 2003 between the Company and Mellon Investor Services LLC, (8) 700,000 shares of Company Preferred Stock designated as Series RP Preferred Stock, par value $0.01 per share, reserved or to be made available for issuance upon the exercise of rights granted under the Rights Agreement, dated as of December 20, 2000 (the “Rights Plan”) between the Company and Mellon Investor Services, L.L.C., (9) 1,250 shares of Series I Perpetual Non-cumulative Fixed-to-Floating Rate Preferred Stock reserved or to be made available for issuance upon conversion of the Series 2006-A Convertible Preferred Securities issued by Washington Mutual Preferred Funding LLC (“Washington Mutual Funding”), (10) 750 shares of Series J Perpetual Non-cumulative Fixed Rate Preferred Stock reserved or to be made available for issuance upon conversion of the Series 2006-B Convertible Preferred Securities of Washington Mutual Funding, (11) 500 shares of Series L Perpetual Non-cumulative Fixed-to-Floating Rate Preferred Stock reserved or to be made available for issuance upon conversion of the Series 2006-C Convertible Preferred Securities of Washington Mutual Funding, (12) 500 shares of Series M Perpetual Non-cumulative Fixed-to-Floating Rate Preferred Stock reserved or to be made available for issuance upon conversion of the Series 2007-A Convertible Preferred Securities of Washington Mutual Funding and (13) 1,000 shares of Washington Mutual Series N Non-cumulative Fixed-to-Floating Rate Preferred Stock reserved or to be made available for issuance upon conversion of the Series 2007-B Convertible Preferred Securities of Washington Mutual Funding.  All of the issued and outstanding shares of Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) are issued and outstanding.  As of the date of this Agreement, except (i) pursuant to any cashless exercise provisions of any Company stock options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Benefit Plans, and (ii) as set forth elsewhere in this Section 2.2(b), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).

                (c)   Company’s Subsidiaries.  The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock, any other equity security or any Voting Debt of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock, any other equity security or Voting Debt of such Company Subsidiary.

                (d)   Authorization.  (1)     The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and unanimously authorized by the board of directors of the Company (the “Board of Directors”).  This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Investors, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby, subject, in the case of the authorization and issuance of the shares of Common Stock to be issued on conversion or exercise of the Convertible Preferred Stock or Warrants to be purchased or acquired under this Agreement, to receipt of the approval of the Shareholder Proposals. The only vote of the shareholders of the Company required to approve (i) the conversion of the Convertible Preferred Stock into, and exercise of the Warrants for, Common Stock for purposes of Section 312.03 of the NYSE Listed Company Manual, is a majority of the votes cast on such proposal, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal, and (ii) the amendment of the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the full conversion of the Convertible Preferred Stock into, and exercise of the Warrants for, Common Stock, is the affirmative vote of the holders of not less than a majority of the outstanding Common Stock.  To the Company’s knowledge, all shares of Common Stock outstanding on the record date for a meeting at which a vote is taken with respect to the Shareholder Proposals shall be eligible to vote on such proposals.

                        (2)   Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof (including, without limitation, the conversion or exercise provisions of the Convertible Preferred Stock or Warrants), will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) subject  in the case of the authorization and issuance of the shares of Common Stock to be issued on conversion or exercise of the Convertible Preferred Stock or Warrants to be purchased under this Agreement, to receipt of the approval of the Shareholder Proposals, its articles of incorporation or bylaws (or similar governing documents) or the articles of incorporation, charter, bylaws or other governing instrument of any Company Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) subject to compliance with the statutes and regulations referred to in Section 2.2(e), violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have a Material Adverse Effect.

                (e)   Governmental Consents. Other than as Previously Disclosed, and the securities or blue sky laws of the various states, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting periods, is necessary for the consummation by the Company of the transactions contemplated by this Agreement.  As used herein, “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

                (f)   Financial Statements. Each of the consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of income, shareholders’ equity and cash flows, together with the notes thereto (collectively, the “Company Financial Statements”) included in any Company Report filed with the SEC prior to the date of this Agreement, (1) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (2) complied as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved and (4) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates set forth therein and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein, subject, in the case of any unaudited financial statements, to normal recurring year-end audit adjustments.

                (g)   Reports. (1)     Since December 31, 2005, the Company and each Company Subsidiary has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities.  To the knowledge of the Company, as of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report.  In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates.  No executive officer of the Company or any Company Subsidiary has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.

                        (2)   The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 2.2(g). The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  Since December 31, 2006 and until the date of this Agreement, (A) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

                (h)   Properties and Leases. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, encumbrances, claims and defects that would affect the value thereof or interfere with the use made or to be made thereof by them.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them.

                (i)   Taxes.  (1)  Each of the Company and the Company Subsidiaries has (x) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed by it and (y) paid in full all Taxes due or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (2) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of the Company Subsidiaries which deficiencies have not since been resolved, except for Taxes proposed, asserted or assessed that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; and (3) there are no material Liens for Taxes upon the assets of either the Company or the Company Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.  None of the Company or any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) is applicable.  None of the Company or any Company Subsidiary has engaged in any transaction that is a “listed transaction” for federal income tax purposes within the meaning of Treasury Regulations section 1.6011-4, which has not yet been the subject of an audit.  To the Company’s knowledge, to the extent the Company or any Company Subsidiary has or will record for GAAP purposes an allowance for loan losses or similar reserve for bad debts, the Company can properly record for GAAP purposes at such time a deferred tax asset for the related deduction for Taxes.  For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, together with any interest or penalties attributable thereto, and any payments made or owing to any other person measured by such taxes, charges, levies, penalties or other assessment, whether pursuant to a tax indemnity agreement, tax sharing payment or otherwise (other than pursuant to commercial agreements or Benefit Plans).  For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including without limitation all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing

                (j)   Absence of Certain Changes.  Since December 31, 2007 until the date hereof, (1) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (2) except for publicly disclosed ordinary dividends on the Common Stock and outstanding Company Preferred Stock, the Company has not made or declared any distribution in cash or in kind to its shareholders or issued or repurchased any shares of its capital stock or other equity interests and (3) no event or events have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

                (k)   No Undisclosed Liabilities.  Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company Financial Statements to the extent required to be so reflected or reserved against in accordance with U.S. generally accepted accounting practices, except for (1) liabilities that have arisen since December 31, 2007 in the ordinary and usual course of business and consistent with past practice, (2) contractual liabilities under (other than liabilities arising from any breach or violation of) agreements Previously Disclosed or not required by this Agreement to be so disclosed and (3) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.

                (l)   Commitments and Contracts. The Company has Previously Disclosed or provided to the Investors true, correct and complete copies of, each of the following to which the Company or any Company Subsidiary is a party or subject (whether written or oral, express or implied) (each, a “Company Significant Agreement”):

                        (1)   any contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement;

                        (2)   any contract or agreement which limits the freedom of the Company or any of the Company Subsidiaries to compete in any line of business;

                        (3)   any material contract or agreement with a labor union or guild (including any collective bargaining agreement);

                        (4)   any contract or agreement which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or the Company Subsidiaries;

                        (5)   any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations, including continuing material indemnity obligations, of the Company or any of the Company Subsidiaries; and

                        (6)   any contract or agreement which is a consulting agreement or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $50 million or more in annual fees.

Except as Previously Disclosed: (i) each of the Company Significant Agreements is valid and binding on the Company and the Company Subsidiaries, as applicable, and in full force and effect; (ii) the Company and each of the Company Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Significant Agreement; and (iii) as of the date hereof, neither the Company nor any of the Company Subsidiaries knows of, or has received notice of, any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement.  To the Company’s knowledge as of the date hereof, except as Previously Disclosed, there are no material transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, or series of related transactions, between the Company or any Company Subsidiary, on the one hand, and any current or former director or executive officer of the Company or any Company Subsidiary or any person who beneficially owns 5% or more of the outstanding shares of Common Stock (or any of such person’s immediate family members or Affiliates (other than Company Subsidiaries), on the other hand, other than Benefit Plans entered into in the ordinary course of business.

                (m)   Offering of Securities. Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to this Agreement under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of any of the Securities to the Investors pursuant to this Agreement to the registration requirements of the Securities Act.

                (n)   Status of Securities. The shares of Common Stock and shares of Convertible Preferred Stock and Warrants to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, such shares of Common Stock and Convertible Preferred Stock and Warrants will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other shareholder of the Company.  The shares of Common Stock issuable upon the conversion of the Convertible Preferred Stock and exercise of the Warrants will, upon receipt of the approval of the Shareholder Proposals and filing of the related articles of amendment with the Washington Secretary of State, have been duly authorized by all necessary corporate action and when so issued upon such conversion or exercise will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other shareholder of the Company.

                (o)   Litigation and Other Proceedings.  There is no pending or, to the knowledge of the Company, threatened, claim, action, suit, investigation or proceeding, against the Company or any Company Subsidiary or to which any of their assets are subject, nor is the Company or any Company Subsidiary subject to any order, judgment or decree, in each case except as would not reasonably be expected to have a Material Adverse Effect.  Except as would not reasonably be expected to have a Material Adverse Effect, there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company or any Company Subsidiaries.

                (p)   Compliance with Laws; Insurance. (1)   The Company and each Company Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company or such Company Subsidiary. The Company and each Company Subsidiary has complied in all material respects and is not in default or violation in any respect of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity, other than such noncompliance, defaults or violations that would not reasonably be expected to have a Material Adverse Effect.  Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any Company Subsidiary.

                        (2)   The Company and each Company Subsidiary are presently insured, and during each of the past five calendar years (or during such lesser period of time as the Company has owned such Company Subsidiary) have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

                (q)   Labor. Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary.

                (r)   Company Benefit Plans.

                        (1)   Except as has not had or would not reasonably be expected to have a Material Adverse Effect, (A) with respect to each Benefit Plan, the Company and the Company Subsidiaries have complied, and are now in compliance, in all respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Benefit Plan; and (B) each Benefit Plan has been administered in all respects in accordance with its terms.  “Benefit Plan” means any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, consulting or fringe benefit plan, program, agreement or policy.

                        (2)   Except as has not had or would not reasonably be expected to have a Material Adverse Effect, and except for liabilities fully reserved for or identified in the Financial Statements, and except as disclosed on the Disclosure Schedule, no claim has been made, or to the knowledge of the Company or any of the Company Subsidiaries threatened, against the Company or any of the Company Subsidiaries related to the employment and compensation of employees or any Benefit Plan, including without limitation any claim related to the purchase of employer securities or to expenses paid under any defined contribution pension plan.

                        (3)   Except as has not had or would not reasonably be expected to have a Material Adverse Effect, neither the Company nor the Company Subsidiaries has incurred any withdrawal liability as a result of a complete or partial withdrawal from a “multiemployer plan”, as that term is defined in Part I of Subtitle E of Title IV of ERISA, that has not been satisfied in full.

                        (4)   Except as would not reasonably be expected to have a Material Adverse Effect, (A) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former employee, officer or director of the Company or any Company Subsidiary from the Company or any Company Subsidiary under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, (iv) require the funding or increase in the funding of any such benefits or (v) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust and (B) neither the Company nor any Company Subsidiary has taken, or permitted to be taken, any action that required, and no circumstances exist that will require the funding, or increase in the funding, of any benefits or resulted, or will result, in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust.

                (s)   Risk Management Instruments.  All material derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Company Subsidiaries or their customers, were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable in accordance with its terms. Neither the Company or the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

                (t)   Agreements with Regulatory Agencies. Except as Previously Disclosed, neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by,  or since December 31, 2005, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company or any Company Subsidiary been advised since December 31, 2005 and until the date hereof by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.  The Company and each Company Subsidiary are in compliance in all material respects with each Regulatory Agreement to which it is party or subject, and neither the Company nor any Company Subsidiary has received any notice from any Governmental Entity indicating that either the Company or any Company Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.

                (u)   Environmental Liability. There is no legal, administrative, arbitral or other proceeding, claim, action or notice of any nature seeking to impose, or that could result in the imposition of, on the Company or any Company Subsidiary, any liability or obligation of the Company or any Company Subsidiary with respect to any environmental health or safety matters or any private or governmental, health or safety investigations or remediation activities of any nature arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary the result of which has had or would reasonably be expected to have a Material Adverse Effect; to the Company’s knowledge, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation; and to the Company’s knowledge, neither the Company nor any Company Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, Governmental Entity or third party imposing any such environmental liability.

                (v)   Mortgage Banking Business.  Except as has not had and would not reasonably be expected to have a Material Adverse Effect:

                        (1)   The Company and each Company Subsidiary has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company or any Company Subsidiary satisfied, (A) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any Company Subsidiary and any Agency, Loan Investor or Insurer, (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and

                        (2)   No Agency, Loan Investor or Insurer has (A) claimed in writing that the Company or any Company Subsidiary has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or any Company Subsidiary to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Company or any Company Subsidiary or (B) indicated in writing to the Company or any Company Subsidiary that it has terminated or intends to terminate its relationship with the Company or any Company Subsidiary for poor performance, poor loan quality or concern with respect to the Company’s or any Company Subsidiary’s compliance with laws.

                        (3)   For purposes of this Section 2.2(v):

                                (A) “Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) authority to determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.

                                (B) “Loan Investor” shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any Company Subsidiary or a security backed by or representing an interest in any such mortgage loan; and

                                (C) “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary, including, the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

                (w)   Securitization Matters. (1)   Except as disclosed in any Company Reports filed by the Company or any Company Subsidiary with the SEC prior to the date of this Agreement, the Company and each Company Subsidiary has timely filed all Company Reports required to be filed with any Governmental Entity in connection with any Company Sponsored Asset Securitization Transaction (the “Company Sponsored Asset Securitization Transaction”) and such reports, as of their respective dates, complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities.  With respect to each Company Securitization Trust, to the extent required by applicable law, an appropriate officer of the Company or a Company Subsidiary has certified to the SEC in the appropriate form required by the SEC pursuant to Item 601(b)(ii) of Regulation S-K of Regulation AB of the SEC.  All assessments and attestations regarding servicing compliance pursuant to Item 1122 of Regulation AB of the SEC required to be delivered or filed by the Company or any Company Subsidiary have been timely and accurately filed, and no material instances of noncompliance have been identified in such assessments or attestations.  With respect to each Company Securitization Trust, (A) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Company Securitization Trust or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that any Company Securitization Trust has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company, any Company Subsidiary or any Company Securitization Trust, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company or any other authorized person.

                        (2)   No event or condition exists which does now or with either notice or the passage of time would constitute a default, event of default, early redemption event, payout event, early amortization event or other similar event under any Company Securitization Document.  No Adverse Development has occurred and is continuing in connection with any Company Securitization Trust.  No event or condition exists which constitutes a Servicer Default or other similar event permitting the termination of the servicer under any of the Company Securitization Documents (a “Servicer Default or Termination”).  The consummation of the transactions contemplated hereby shall not cause the occurrence of any Adverse Development or Servicer Default or Termination.  Each Company Subsidiary which acts as a servicer, master servicer or trustee and, to the knowledge of the Company, each other party which acts as servicer, master servicer or trustee under the Company Securitization Documents has properly administered all accounts in accordance with the terms of the Company Securitization Documents and applicable law and the accountings for each such account in all material respects are true and correct and accurately reflect the assets of such account.  The Company and each applicable Company Subsidiary has timely made all required advances in all Company Securitization Trusts for which it serves as servicer or master servicer or is otherwise required to make advances.

                        (3)   No registration statement, prospectus, preliminary prospectus, free writing prospectus, term sheet, computational materials, or any report or schedule filed with or furnished to the SEC or any other Governmental Entity, or any amendments or supplements to any of the foregoing, utilized in connection with the offering of securities to the public, as of its effective date (in the case of a registration statement) or its issue date (in the case of any other such document) and as of the date on which the Company or any Company Subsidiary agreed to sell any such security to the public, contained any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

                        (4)   To the knowledge of the Company, the issuer of any security issued in any Company Securitization Trust, and all such securities, meet the requirements for, and are entitled to, the Tax characterization or Tax treatment for federal, state or local income or franchise Tax purposes described in the related prospectus and prospectus supplement and applicable private placement memorandum, if any.  To the knowledge of the Company, neither the Company nor any Company Subsidiary nor any trustee, master servicer, servicer or issuer with respect to any Company Asset Securitization Trust, has taken or failed to take any action which action or failure to act might adversely affect the intended Tax characterization or Tax treatment for federal, state or local income or franchise Tax purposes of the issuer or any securities issued in any such Company Securitization Trust.  To the knowledge of the Company, all federal, state and local income or franchise Tax and information returns and reports required to be filed by the issuer, master servicer, servicer or trustee relating to any Company Securitization Trust, and all Tax elections required to be made in connection therewith, have been properly and timely filed or made and are correct in all material respects.

                        (5)   For purposes of this Section 2.2(w):

                                (A)       “Adverse Development” means any event or condition which is or with either notice or the passage of time would (i) constitute a breach, default, event of default, early redemption event, payout event, early amortization event or other similar event under any Company Securitization Document or (ii) trigger any requirement under any Company Securitization Document to (x) fund an increase in any form of internal credit enhancement, external credit enhancement, spread account or similar account (other than with respect to spread accounts that have already been funded), (y) draw on any such internal or external credit enhancement or account under the terms of any Company Securitization Document or (z) otherwise increase any otherwise required credit enhancement required under the Company Securitization Documents; provided, however, that changes required by the Company Securitization Documents with respect to (i) the priority of payment of allocation of losses among classes of securities or (ii) amounts deposited in or withdrawn from any account held for the benefit of the related security holders shall not be deemed to constitute an “Adverse Development”.

                                (B) “Company Securitization Documents” includes each security issued by any Company Securitization Trust, and each loan sale agreement, pooling and servicing agreement, indenture, bond insurance agreement (and related policy), pool insurance agreement (and related policy), guarantee, swap or derivative contract, prospectus, offering circular, underwriting agreement, purchase agreement and each other material agreement related to any such security and each supplement, terms or pricing agreement or other agreement relating to the foregoing and each document required to be delivered in connection therewith.

                                (C) “Company Securitization Trust” means any trust or other special purpose vehicle created by the Company after December 31, 2005 for the purpose of issuing “asset backed securities” as such term is defined in Item 1100(c) of Regulation AB of the SEC.

                                (D) “Servicer Default” means a servicer or master servicer default or similar event, as specified in the relevant pooling and servicing agreement, indenture or other Company Securitization Document, as the case may be.

                (x)   Anti-takeover Provisions Not Applicable. The Board of Directors has taken all necessary action to ensure that the transactions contemplated by this Agreement and any of the transactions contemplated hereby will be deemed to be exceptions to the provisions of Section 23B.19.040 of the Revised Code of Washington and Article X of the articles of incorporation of the Company, and that any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law does not and will not apply to this Agreement or to any of the transactions contemplated hereby.

                (y)   Rights Plan.  The Company has taken all actions necessary to render the Rights Plan inapplicable to this Agreement and the transactions contemplated hereby, including the conversion or exercise of any of the Securities in accordance with their terms.

                (z)   Intellectual Property.  The Company and the Company Subsidiaries own (free and clear of any claims, liens or encumbrances) or have a valid license to use all Intellectual Property used in or necessary to carry on their business as currently conducted.  Neither the Company nor any such Company Subsidiary has received any notice of infringement of or conflict with, and to the Company’s knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Intellectual Property.  To the knowledge of the Company, no Intellectual Property owned or licensed by the Company or any of the Company Subsidiaries is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property, except for such infringement or violation as would not reasonably be expected to result in a Material Adverse Effect.  “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights

                (aa)   Knowledge as to Conditions. As of the date of this Agreement, the Company knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained.

                (bb)   Brokers and Finders. Except for Goldman, Sachs & Co. and Lehman Brothers Inc., neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with this Agreement or the transactions contemplated hereby.

                2.3  Representations and Warranties of the Investor. Except as Previously Disclosed, each Investor, severally and not jointly, hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date, that:

                (a)   Organization and Authority.  Such Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially adversely affect such Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis, and such Investor has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

                (b)   Authorization. (1)   Such Investor has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by such Investor and the consummation of the transactions contemplated hereby have been duly authorized by the Investor’s board of directors, general partner or managing members, as the case may be, and no further approval or authorization by any of its shareholders, partners or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by such Investor and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms.

                        (2)   Neither the execution, delivery and performance by such Investor of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by such Investor with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of such Investor under any of the terms, conditions or provisions of (i) its articles of incorporation or bylaws, its certificate of limited partnership or partnership agreement or its similar governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor is a party or by which it may be bound, or to which such Investor or any of the properties or assets of such Investor may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to such Investor or any of its properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially adversely affect such Investor’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

                        (3)   Other than as Previously Disclosed, and the securities or blue sky laws of the various states, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by such Investor of the transactions contemplated by this Agreement.

                (c)   Purchase for Investment. Such Investor acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws. Such Investor (1) is acquiring the Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Securities to any person, (2) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

                (d)   Ownership.  As of the date of this Agreement, such Investor and its Affiliates (other than any portfolio company with respect to which such Investor is not the party exercising control over investment decisions) are the owners of record or the Beneficial Owners of the number of shares of Common Stock or securities convertible into or exchangeable for Common Stock set forth opposite such Investor’s name in Schedule 1 to this Agreement.

                (e)   Financial Capability. Such Investor currently has or at Closing will have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement

                (f)   Knowledge as to Conditions. As of the date of this Agreement, such Investor knows of no reason why any regulatory approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained.

                (g)   Brokers and Finders. Neither such Investor nor its Affiliates or any of their respective officers or directors has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for such Investor, in connection with this Agreement or the transactions contemplated hereby.

ARTICLE III

COVENANTS

                3.1  Filings; Other Actions.

                (a)   Each Investor, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. In particular, each Investor will use its reasonable best efforts to promptly obtain or submit, and the Company will cooperate as may reasonably be requested by such Investor to help such Investor promptly obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or applicable competition or merger control laws of other jurisdictions, all notices to and, to the extent required by applicable law or regulation, consents, approvals or exemptions from bank regulatory authorities, for the transactions contemplated by this Agreement.  Without limiting the foregoing, the Company and each Investor that is required to file a notification under the HSR Act in connection with the transactions contemplated by this Agreement shall prepare and file a Notification and Report Form pursuant to the HSR Act as promptly after the date of this Agreement.  Without limiting the foregoing, each Investor which will upon the Closing own or be deemed to own more than 10% of the outstanding shares of Common Stock and be subject to a “control factor” (as such term is defined in 12 C.F.R. §574.4(c)) shall prepare and file, and cause any of its applicable Affiliates to prepare and file, with the Office of Thrift Supervision (the “OTS”), as promptly as practicable but in no event more than five business days after the date of this Agreement, a rebuttal of control submission with respect to the transactions contemplated by this Agreement, and shall use, and cause its Affiliates to use, all reasonable best efforts to obtain OTS approval and acceptance of such rebuttal as promptly as possible, including without limitation responding fully to all requests for additional information from the OTS, entering into one or more rebuttal of control agreements in the form set forth in 12 C.F.R. §574.100 and providing such other non-control and related commitments as the OTS may require as a condition to approving and accepting such rebuttal of control submission (in each case to the extent it has not done so prior to the date of this Agreement.  Each Investor, with respect to the transactions applicable to it, and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters referred to in this Section 3.1(a). Each Investor and the Company shall promptly furnish the other with copies of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement (other than any portions thereof that relate to confidential supervisory matters).

                (b)   Unless this Agreement has been terminated pursuant to Section 5.1, the Company shall call a special meeting of its shareholders, as promptly as practicable following the later of (1) the Closing and (2) the 2008 annual meeting of its shareholders, to vote on proposals (collectively, the “Shareholder Proposals”) to (A) approve the conversion of the Convertible Preferred Stock into, and exercise of the Warrants for, Common Stock for purposes of Section 312.03 of the NYSE Listed Company Manual, and (B) amend the Company’s articles of incorporation to, among other things, increase the number of authorized shares of Common Stock to at least such number as shall be sufficient to permit the full conversion of the Convertible Preferred Stock into, and exercise of the Warrants for, Common Stock. The Board of Directors shall recommend to the Company’s shareholders that such shareholders vote in favor of the Shareholder Proposals.  In connection with such meeting, the Company shall promptly prepare (and each Investor will reasonably cooperate with the Company to prepare) and file (but in no event more than ten business days after the date of this Agreement) with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such shareholders’ meeting to be mailed to the Company’s shareholders not more than five business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such shareholder approval. The Company shall notify each Investor promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply each Investor with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to such shareholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its shareholders such an amendment or supplement. Each Investor and the Company agrees promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its shareholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with the Investors prior to filing any proxy statement, or any amendment or supplement thereto, and provide each Investor with a reasonable opportunity to comment thereon. In the event that the approvals necessary to permit the Convertible Preferred Stock and Warrants to be converted into or exercised for Common Stock are not obtained at such special shareholders meeting, the Company shall include a proposal to approve (and the Board of Directors shall recommend approval of) such issuance at a meeting of its shareholders no less than once in each subsequent six-month period beginning on July 1, 2008 until such approval is obtained or made.

                (c)   Each Investor, on the one hand, and the Company, on the other hand, agrees, upon request, to furnish the other party with all information concerning itself, its Affiliates, directors, officers, partners and shareholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with any such shareholders meeting and any other statement, filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Entity in connection with the Closing and the other transactions contemplated by this Agreement.

                (d)   Unless this Agreement has been terminated pursuant to Section 5.1, each Investor hereby agrees that at any meeting of the shareholders of the Company held to vote on the Shareholder Proposals, however called, such Investor shall vote, or cause to be voted, all of the shares of Common Stock Beneficially Owned by such Investor and its Affiliates in favor of the Shareholder Proposals.

                (e)    In the event that the Shareholder Proposal to approve the conversion of the Convertible Preferred Stock into, and exercise of the Warrants for, Common Stock for purposes of Section 312.03 of the NYSE Listed Company Manual is approved by the Company’s shareholders, but the other Shareholder Proposal is not so approved, the Company shall negotiate in good faith with each Investor to provide promptly each Investor with the option of exchanging its Convertible Preferred Stock into (and to exchange its Warrants for securities exercisable for) depositary receipts for a junior participating preferred stock with rights as to voting, liquidation and dividends identical to those of Common Stock, all on such terms and conditions as the Company and such Investor may mutually agree.

                (f)   Olympic Partners shall take all actions reasonably necessary to enforce the obligations of each of the Sponsors, as defined in the Equity Financing Commitments to which Olympic Partners is a party.

                3.2   Access, Information and Confidentiality

                        (a)   From the date hereof, until the date when the Securities purchased pursuant to this Agreement and Beneficially Owned by an Investor represent less than 5% of the outstanding Common Stock (counting as shares owned by such Investor all shares into which shares of Convertible Preferred Stock or Warrants owned by such Investor are convertible or exercisable and assuming that to the extent such Investor shall purchase any additional shares of Common Stock, any later sales of Common Stock by such Investor shall be deemed to be shares other than Securities to the extent of such additional purchases) (the “Qualifying Ownership Interest”), the Company will permit such Investor to visit and inspect, at such Investor’s expense, the properties of the Company and the Company Subsidiaries, to examine the corporate books and to discuss the affairs, finances and accounts of the Company and the Company Subsidiaries with the principal officers of the Company, all upon reasonable notice and at such reasonable times and as often as such Investor may reasonably request.  Any investigation pursuant to this Section shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, and nothing herein shall require the Company or any Company Subsidiary to disclose any information to the extent (i) prohibited by applicable law or regulation, (ii) that the Company reasonably believes such information to be competitively sensitive proprietary information (except to the extent such Investor provides assurances reasonably acceptable to the Company that such information shall not be used by the Investor or its Affiliates to compete with the Company and Company Subsidiaries), or (iii) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any Company Subsidiary is a party or would cause a risk of a loss of privilege to the Company or any Company Subsidiary (provided that the Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where the restrictions in this clause (iii) apply).  In the event, and to the extent, that, as a result of any change in applicable law or regulation or a judicial or administrative interpretation of applicable law or regulation, it is reasonably determined that the rights afforded pursuant to this Section 3.2 are not sufficient for purposes of the Department of Labor’s “plan assets” regulations, Investors and the Company shall cooperate in good faith to agree upon mutually satisfactory management access and information rights which satisfy such regulations.

                        (b)   Each party to this Agreement will hold, and will cause its respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate in connection with any necessary regulatory approval or unless disclosure is required by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors.

                3.3   Conduct of the Business. Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1 (the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it; provided that nothing in this sentence shall limit or require any actions that the Company’s Board of Directors may, in good faith, determine to be inconsistent with their duties or the Company’s obligations under applicable law.  During the Pre-Closing Period, (i) the Company shall not declare or pay any dividend or distribution on the Common Stock (other than ordinary quarterly cash dividends declared prior to the date hereof to be paid in the first quarter of 2008 and regular quarterly cash dividends of not more than $0.01 for each quarter thereafter) and (ii) if the Company takes any action that would require any antidilution adjustment to be made under the Preferred Stock Articles of Amendment as if issued on the date of this Agreement, the Company shall make appropriate adjustments with respect to each Investor such that such Investor will receive the benefit of such transaction as if the Securities to be purchased by such Investor at the Closing had been outstanding as of the date of such action.

ARTICLE IV

ADDITIONAL AGREEMENTS

                4.1   Standstill Agreement.  Each Investor agrees that until such time as such Investor no longer has a Qualifying Ownership Interest, without the prior written approval of the Company, neither such Investor nor any of its Affiliates will, directly or indirectly:

                        (a)   in any way acquire, offer or propose to acquire or agree to acquire, Beneficial Ownership of any Voting Securities if such acquisition would result in such Investor and its Affiliates having Beneficial Ownership of 15% or more of the outstanding shares of Common Stock of the Company (counting as shares owned by such Investor all shares into which shares of Convertible Preferred Stock owned by such Investor are convertible), other than solely as a result of the exercise of any rights or obligations set forth in this Agreement;

                        (b)   enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, or otherwise be involved in or part of, any acquisition transaction, merger or other business combination relating to all or part of the Company or any of the Company Subsidiaries or any acquisition transaction for all or part of the assets of the Company or any Company Subsidiary or any of their respective businesses;

                        (c)   make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company or any Company Subsidiary;

                        (d)   call or seek to call a meeting of the shareholders of the Company or any of the Company Subsidiaries or initiate any shareholder proposal for action by shareholders of the Company or any of the Company Subsidiaries, form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to any Voting Securities, or seek, propose or otherwise act alone or in concert with others, to influence or control the management, board of directors or policies of the Company or any Company Subsidiaries;  or

                        (e)   bring any action or otherwise act to contest the validity of this Section 4.1 or seek a release of the restrictions contained herein, or make a request to amend or waive any provision of this Section 4.1;

provided that without limiting each Investor’s obligation under Section 3.1(d), nothing in this Section 4.1 shall prevent any Investor or its Affiliates from voting any Voting Securities then Beneficially Owned by such Investor or its Affiliates in any manner; provided, further, that nothing in clauses (b), (c) or (d) of this Section 4.1 shall apply to such Investor’s Board Representative solely in his or her capacity as a director of the Company.

                        (f)   For purposes of this Agreement, a person shall be deemed to 1) “Beneficially Own” any securities of which such person is considered to be a “Beneficial Owner” under Rule 13d-3 under the Exchange Act.  For purposes of this Agreement, “Voting Securities” shall mean at any time shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors.

                        (g)   Notwithstanding the foregoing, the parties hereby agree that nothing in this Section 4.1 shall apply to any portfolio company with respect to which such Investor is not the party exercising control over the decision to purchase Voting Securities; provided that such Investor does not provide to such entity any non-public information concerning the Company or any Company Subsidiary and such portfolio company is not acting at the request or direction of or in coordination with such Investor; and provided, further, that ownership of such shares is not attributed to such Investor under 12 C.F.R. Part 574.

                4.2  Transfer Restrictions

                        (a)   Restrictions on Transfer. Except as otherwise permitted in this Agreement, the Investors will not transfer, sell, assign or otherwise dispose of (“Transfer”)any Securities acquired pursuant to this Agreement, except as follows: (1) following the eighteen-month anniversary of the Closing Date, each Investor may Transfer 1/18th of the Securities owned by such Investor per month; provided  that, such Investor shall be entitled to Transfer any non-Transferred portion of such 1/18th amount during any later period; and (2) if the approval of the Shareholder Proposals shall not have been obtained by the six-month anniversary of the Closing Date, each Investor may Transfer (A) 50% of the Convertible Preferred Stock owned by such Investor during the six-month period commencing on such six-month anniversary and (B) the remaining 50% of the Convertible Preferred Stock owned by such Investor commencing on the first anniversary of the Closing Date; provided that, except for Transfers pursuant to Rule 144 under the Securities Act or a registered underwritten offering, the Investor must reasonably believe that any transferee in any such Transfer would not own more than 4.9% of the Common Stock of the Company after such Transfer unless being transferred to a person the Investor reasonably believes would upon such purchase be eligible to file a Schedule 13G in respect thereof.  The Transfer restrictions set forth in this Section 4.2(a) shall terminate and be of no further force or effect on the third anniversary of the occurrence of the Closing Date.

                        (b)   Permitted Transfers. Notwithstanding Section 4.2(a), each Investor shall be permitted to Transfer any portion or all of its Securities at any time under the following circumstances:

                        (1)   Transfers to (A) any Affiliate under common control with such Investor’s ultimate parent entity,  general partner or investment advisor of such Investor or (B) any limited partner or shareholder of such Investor, but in each case only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Investor”);

                        (2)   Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or change of control involving the Company or any Company Subsidiaries; provided that such transaction has been approved by the Board of Directors.  In order to facilitate Transfers into a tender or exchange offer permitted hereby, the Company agrees, to the fullest extent legally permitted, to effect an exercise of Warrants in accordance with the terms set forth in the Warrants and, notwithstanding the transfer restrictions contained in Section 4.2(a), permit the Investor to Transfer Warrants to a transferee conditioned upon such transferee exercising the Warrants in connection with such tender or exchange offer; and

                        (3)   In the event that, as a result of any share repurchases, recapitalizations, redemptions or similar actions by the Company not caused by the Investor, an Investor reasonably determines, based on the advice of legal counsel and following consultation with the Company and, if the Company reasonably so requests, the OTS, that unless it disposes of all or a portion of its Securities, it or any of its Affiliates could reasonably be deemed to “control” the Company for purposes of  12 C.F.R. part 574 (or any successor provision), then the Investor shall be permitted to Transfer the portion of the Securities  reasonably necessary to avoid such control determination; provided that any such Transfer may only be made in the manner described in the second proviso to Section 4.2(a).

                        (c)   Hedging.  Each Investor agrees that, during the one-year period following the Closing, it shall not, directly or indirectly, enter into any hedging agreement, arrangement or transaction, the value of which is based upon the value of any of the Securities purchased pursuant to this Agreement, except for transactions involving an index-based portfolio of securities that includes Common Stock (provided that the value of such Common Stock in such portfolio is not more than 5% of the total value of the portfolio of securities).

                4.3  Governance Matters.  (a)  The Company will promptly cause one person nominated by TPG VI (the “Board Representative”) to be elected or appointed to the Board of Directors, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Governance Committee of the Board of Directors (such approval not to be unreasonably withheld or delayed).  After such appointment, so long as the TPG Investors Beneficially Own at least 2% of the outstanding Common Stock (including for this purpose shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and exercise of the Warrants acquired pursuant to this Agreement), the Company will be required to recommend to its shareholders the election of the Board Representative at the Company’s annual meeting, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Governance Committee of the Board of Directors (such approval not to be unreasonably withheld or delayed), to the Board of Directors. If the TPG Investors no longer Beneficially Own the minimum number of Securities specified in the prior sentence, TPG VI will have no further rights under Sections 4.3(a) through 4.3(d), including the right to have an observer attend meetings of the Board of Directors, and, at the written request of the Board of Directors, shall use all reasonable best efforts to cause its Board Representative to resign from the Board of Directors as promptly as possible thereafter. At the option of the Board Representative, the Board of Directors shall cause the Board Representative to be appointed to the Human Resources Committee of the Board of Directors (or any successor committee thereto).

                        (b)   The Board Representative (including any successor nominee) duly selected in accordance with Section 4.3(a) shall, subject to applicable law, be the Company’s and the Company’s Governance Committee’s nominee to serve on the Board of Directors.  The Company shall use all reasonable best efforts to have the Board Representative elected as a director of the Company and the Company shall solicit proxies for each such person to the same extent as it does for any of its other nominees to the Board of Directors.

                        (c)   Subject to Section 4.3(a), TPG VI shall have the power to designate the Board Representative’s replacement upon the death, resignation, retirement, disqualification or removal from office of such director. The Board of Directors will use its reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable law, being the Company’s and the Company’s Governance Committee’s nominee to serve on the Board of Directors, using all reasonable best efforts to have such person elected as director of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors).

                        (d)   The Company further agrees that, from and after the Initial Closing Date, subject to the approval of the OTS, for so long as the TPG Investors Beneficially Own 2% or more of the outstanding shares of Common Stock (including for this purpose shares of Common Stock issuable upon conversion of the Convertible Preferred Stock or exercise of the Warrants), the Company shall invite a person designated by TPG VI (the “Observer”) to attend all meetings of the Board of Directors in a nonvoting observer capacity.  Each person designated pursuant to this Section 4.3(d) shall be required to satisfy all legal and governance requirements regarding service as a director of the Company and shall be subject to the reasonable approval of the Governance Committee of the Board of Directors (such approval not to be unreasonably withheld or delayed).

                        (e)   The Board Representative shall be entitled to the same compensation and same indemnification in connection with his or her role as a director as the other members of the Board of Directors, and each Board Representative and Observer shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committees thereof, to the same extent as the other members of the Board of Directors.  The Company shall notify the Board Representative and Observer of all regular and special meetings of the Board of Directors and shall notify the Board Representative of all regular and special meetings of any committee of the Board of Directors of which the Board Representative is a member.  The Company shall provide the Board Representative and the Observer with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors concurrently as such materials are provided to the other members.

                4.4  Legend.  (a)   The Investors agree that all certificates or other instruments representing the Securities subject to this Agreement will bear a legend substantially to the following effect:

                (1)   THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

                (2)   THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF APRIL 7, 2008, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

                        (b)   Upon request of an Investor, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause clause (1) of the legend to be removed from any certificate for any Securities to be Transferred in accordance with the terms of this Agreement and clause (2) of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement. The Investor acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

                4.5  Reservation for Issuance. The Company will reserve that number of shares of Common Stock and Convertible Preferred Stock sufficient for issuance upon exercise or conversion of Securities owned at any time by the Investors without regard to any limitation on such conversion; provided that in the case of the Convertible Preferred Stock and Warrants, the Company will reserve such sufficient number of shares of Common Stock following the approval of the shareholders pursuant to Section 3.1(b).

                4.6  Certain Transactions.  The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by the Company.

                4.7  Indemnity.  (a)    The Company agrees to indemnify and hold harmless each Investor and its Affiliates and each of their respective officers, directors, partners, members and employees, and each person who controls such Investor within the meaning of the Exchange Act and the regulations thereunder, to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable attorneys’ fees and disbursements), amounts paid in settlement and other costs (collectively, “Losses”)arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations or warranties in this Agreement or (2) the Company’s breach of agreements or covenants made by the Company in this Agreement or (3) any action, suit, claim, proceeding or investigation by any Governmental Entity, shareholder of the Company or any other person (other than the Company) relating to this Agreement or the transactions contemplated hereby (other than any Losses attributable to the acts, errors or omissions on the part of such Investor, but not including the transactions contemplated hereby).

                        (b)   Each Investor, severally and not jointly, agrees to indemnify and hold harmless each of the Company and its Affiliates and each of their respective officers and directors, and each person who controls the Company within the meaning of the Exchange Act and the regulations thereunder, to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (1) any inaccuracy in or breach of such Investor’s representations or warranties in this Agreement or (2) such Investor’s breach of agreements or covenants made by the Investor in this Agreement.

                        (c)   A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.7 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however,that the Indemnifying Party shall be entitled to assume and conduct the defense thereof, unless the counsel to the Indemnified Party advises such Indemnifying Party in writing that such claim involves a conflict of interest (other than one of a monetary nature) that would reasonably be expected to make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, in which case the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with respect to any single action or group of related actions). If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and each Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided,however, that the Indemnifying Party shall not unreasonably withhold or delay its consent. The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

                        (d)   For purposes of the indemnity contained in Section 4.7(a)(1) and Section 4.7(b)(1), all qualifications and limitations set forth in such representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import, shall be disregarded in determining whether there shall have been any inaccuracy or breach of any representations and warranties in this Agreement.

                        (e)   The Company shall not be required to indemnify the Indemnified Parties pursuant to Section 4.7(a)(1), disregarding all qualifications or limitations set forth in such representation and warranties as to “materiality,” “Material Adverse Effect” and words of similar import, (1) with respect to any claim for indemnification if the amount of Losses with respect to such claim are less than $250,000 (any claim involving Losses less than such amount being referred to as a “De Minimis Claim”) and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.7(a)(1) exceed 0.75% of the aggregate purchase price paid by the TPG Investors for all Securities purchased pursuant to this Agreement (the “Threshold Amount”), in which event the Company shall be responsible for only the amount of such Losses in excess of the Threshold Amount.  No Investor shall be required to indemnify the Indemnified Parties pursuant to Section 4.7(b)(1), disregarding all qualifications or limitations set forth in such representation and warranties as to “materiality,” “Material Adverse Effect” and words of similar import, (1) with respect to any De Minimis Claim and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.7(b)(1) exceed the Threshold Amount, in which event such Investor shall be responsible for only the amount of such Losses in excess of the Threshold Amount.  The cumulative indemnification obligation of (1) the Company to any Investor and all of the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with) such Investor or (2) an Investor to the Company and the Indemnified Parties affiliated with (or whose claims are permitted by virtue of their relationship with the) Company for inaccuracies in or breaches of representations and warranties shall in no event exceed the purchase price set forth opposite such Investor’s name in Schedule 1 to this Agreement.

                        (f)   Any claim for indemnification pursuant to this Section 4.7 for breach of any representation or warranty can only be brought on or prior to the second anniversary of the Closing Date; provided that if notice of a claim for indemnification pursuant to this Section 4.7 for breach of any representation or warranty is brought prior to such second anniversary, then the obligation to indemnify in respect of such breach shall survive as to such claim, until such claim has been finally resolved.

                        (g)   The indemnity provided for in this Section 4.7 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy of any representation or warranty or any other breach of any covenant or agreement contained in this Agreement; provided that nothing herein shall limit in any way any such party’s remedies in respect of fraud by any other party in connection with the transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof.

                        (h)   No investigation by any Investor of the Company or by the Company of any Investor prior to or after the date hereof shall limit any Indemnified Party’s exercise of any right hereunder or be deemed to be a waiver of any such right.

                        (i)   Any indemnification payments pursuant to this Section 4.7 shall be treated as an adjustment to the purchase price for the Securities for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.

                4.8   Exchange Listing.  The Company shall promptly use its reasonable best efforts to cause the shares of Common Stock to be issued pursuant to this Agreement and the shares of Common Stock reserved for issuance pursuant to the conversion of the Convertible Preferred Stock and exercise of the Warrants to be approved for listing on the New York Stock Exchange, subject to official notice of issuance (and, in the case of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock and exercise of the Warrants, upon receipt of the approval of the Shareholder Proposals), as promptly as practicable, and in any event before the Closing if permitted by the rules of the New York Stock Exchange.

                4.9  Registration Rights.

                (a)   Demand Registrations.

                        (1)   Requests for Registration. At any time following the expiration of the transfer restrictions set forth in Section 4.2(a), if the Company has not filed, and caused to be effective and maintained the effectiveness of a “shelf” registration statement pursuant to Section 4.9(a)(3), Investors holding at least $250 million based on expected public offering price of the Registrable Securities (on an as-converted basis) (the “Initiating Investors”) may request in writing that the Company effect the registration of all or any part of the Registrable Securities (as defined below) held by the Investors which are then eligible for Transfer pursuant to Section 4.2 (a “Registration Request”). Promptly after its receipt of any Registration Request but no later than ten days after receipt of such Registration Request, the Company will give written notice of such request to the other Investors and any transferees, and will use its reasonable best efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities that have been requested to be registered in the Registration Request or by the Investors or transferees by written notice to the Company given within fifteen business days after the date the Company has given such notice of the Registration Request; provided that, except for a Short-Form Registration of an unspecified amount of securities, with respect to an underwritten offering, the Company will not be required to effect a registration pursuant to this Section 4.9(a)(1) unless the value of Registrable Securities included in the Registration Request is at least $100 million, or $20 million in the case of a Short-Form Registration. The Company will pay all Registration Expenses incurred in connection with any registration pursuant to this Section 4.9(a). Any registration requested by the Investors pursuant to Section 4.9(a)(1) or 4.9(a)(3) is referred to in this Agreement as a “Demand Registration.” For purposes of this Agreement, “Registrable Securities” means (i) all Common Stock, including Common Stock issued or issuable pursuant to the conversion of the Convertible Preferred Stock or exercise of the Warrants, (ii) all Convertible Preferred Stock, (iii) all Warrants and (iv) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in the foregoing clause (ii) or (iii) by way of conversion or exchange thereof or share dividend or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (w) a registration statement with respect to the sale by the holder thereof shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (x) they have been sold to the public pursuant to Rule 144 or Rule 145 or other exemption from registration under the Securities Act, (y) they have been acquired by the Company or (z) they are able to be sold by the Investor or transferee holding such securities without restriction as to volume or manner of sale pursuant to Rule 144(k) under the Securities Act. In addition, for purposes of this Agreement, “Registration Statement” means the prospectus and other documents filed with the SEC to effect a registration under the Securities Act.

                        (2)   Limitation on Demand Registrations. The Investors will be entitled to initiate no more than six (6) Demand Registrations, and the Company will not be obligated to effect more than one Demand Registration in any six month period. Upon filing a Registration Statement, the Company will use its reasonable best efforts to keep such Registration Statement effective with the SEC at all times until the Investors or any transferee who would require such registration to effect a sale of the Registrable Securities no longer holds the Registrable Securities.  No request for registration will count for the purposes of the limitations in this Section 4.9(a)(2) if (i) the Investors determine in good faith to withdraw the proposed registration prior to the effectiveness of the Registration Statement relating to such request due to marketing conditions or regulatory reasons relating to the Company (provided that this clause (i) shall cease to apply to any Investor that has previously withdrawn a proposed registration), (ii) the Registration Statement relating to such request is not declared effective within 180 days of the date such Registration Statement is first filed with the SEC (other than solely by reason of the Investors having refused to proceed or provide any required information for inclusion therein) and the Investors withdraw the Registration Request prior to such Registration Statement being declared effective, (iii) prior to the sale of at least 90% of the Registrable Securities included in the applicable registration relating to such request, such registration is adversely affected by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason and the Company fails to have such stop order, injunction or other order or requirement removed, withdrawn or resolved to the Investors’ reasonable satisfaction within thirty days of the date of such order, (iv) more than 25% of the Registrable Securities requested by the Investors to be included in the registration are not so included pursuant to Section 4.9(a)(6), or (v) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or breach thereunder by the Investors). Notwithstanding the foregoing, the Company will pay all Registration Expenses in connection with any request for registration pursuant to Section 4.9(a)(1) regardless of whether or not such request counts toward the limitation set forth above.

                        (3)   Short-Form Registrations. Prior to the expiration of the transfer restrictions set forth in Section 4.2(a), the Company will use its reasonable best efforts to qualify for registration on, and will promptly file, Form S-3 or any comparable or successor form or forms or any similar short-form registration (“Short-Form Registration”), and such Short-Form Registration will be a “shelf” registration statement providing for the registration, and the sale on a continuous or delayed basis, of the Registrable Securities pursuant to Rule 415. In no event shall the Company be obligated to effect any shelf other than pursuant to a Short-Form Registration. Upon filing a Short-Form Registration, the Company will, if applicable, use its reasonable best efforts to cause such Short-Form Registration Statement to be declared effective, will keep such Short-Form Registration effective with the SEC at all times and any Short-Form Registration shall be re-filed upon its expiration, and shall cooperate in any shelf take-down by amending or supplementing the prospectus statement related to such Short-Form Registration as may be requested by the Investor or any transferees or as otherwise required, until the Investor or any transferees who would require such registration to effect a sale of the Registrable Securities no longer hold the Registrable Securities, regardless of whether or not the transfer restrictions set forth in Section 4.2(a) have expired or terminated; provided that no Investor or transferee may be permitted to sell under such “shelf” registration statement during such times as the trading window is not open for Company senior management in accordance with the Company’s policies. The Company will pay all Registration Expenses incurred in connection with any Short-Form Registration.  The Company shall use its commercially reasonable efforts to take such actions as are under its control to remain a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)).

                        (4)   Restrictions on Demand Registrations. If the filing, initial effectiveness or continued use of a registration statement, other than a shelf registration statement pursuant to Rule 415, with respect to a Demand Registration would require the Company to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the Board of Directors (i) would be required to be made in any Registration Statement so that such Registration Statement would not be materially misleading, (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement, (iii) would in the good faith judgment of the Board of Directors reasonably be expected to adversely affect the Company or its business if made at such time or (iv) reasonably be excepted to interfere with the Company’s ability to effect a planned or proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then the Company may upon giving prompt written notice of such action to the participants in such registration (each of whom hereby agrees to maintain the confidentiality of all information disclosed to such participants) delay the filing or initial effectiveness of, or suspend use of, such Registration Statement; provided that the Company shall not be permitted to do so (x) for more than 60 days for a given occurrence of such a circumstance, (y) more than three times during any twelve-month period or (z) for periods exceeding, in the aggregate, 90 days during any twelve-month period. In the event the Company exercises its rights under the preceding sentence, the Investors or such transferees agree to suspend, promptly upon its receipt of the notice referred to above, its use of any prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities. If the Company so postpones the filing of a prospectus or the effectiveness of a Registration Statement, the Investors will be entitled to withdraw such request and, if such request is withdrawn, such registration request will not count for the purposes of the limitation set forth in Section 4.9(a)(2). The Company will pay all Registration Expenses incurred in connection with any such aborted registration or prospectus.

                        (5)   Selection of Underwriters. If the Initiating Investors intend that the Registrable Securities covered by the Registration Request shall be distributed by means of an underwritten offering, the Initiating Investors will so advise the Company as a part of the Registration Request, and the Company will include such information in the notice sent by the Company to the Investors and any transferees with respect to such Registration Request. In such event, the lead underwriter to administer the offering will be chosen by the Company, subject to the prior written consent of the participating Investors selling a majority of the securities to be sold by the Investors in such offering, not to be unreasonably withheld or delayed. If the offering is underwritten, the right of any Investor or transferee to registration pursuant to this Section 4.9(a) will be conditioned upon such Investor or transferee’s participation in such underwriting and the inclusion of such Investor’s or transferee’s Registrable Securities in the underwriting, and each such Investor or transferee will (together with the Company, the participating Investors and any other transferees distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. If any Investor or transferee disapproves of the terms of the underwriting, such Investor or transferee may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Investors.

                        (6)   Priority on Demand Registrations. The Company will not include in any underwritten registration pursuant to this Section 4.9(a) any securities that are not Registrable Securities, without the prior written consent of the Initiating Investors. If the managing underwriters advise the Company that in their reasonable opinion the number of Registrable Securities (and, if permitted hereunder, other securities requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that in the reasonable opinion of such managing underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, Registrable Securities of the participating Investors (including the Initiating Investors), pro rata (if applicable), based on the number of Registrable Securities owned by each such Investor, (ii) second, Registrable Securities of any transferee who have delivered written requests for registration pursuant to Section 4.9(a)(1), pro rata on the basis of the aggregate number of Registrable Securities owned by each such person, and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

                        (7)   Effective Registration Statement. A registration requested pursuant to Section 4.9(a)(1) shall not be deemed to have been effected unless it is declared effective by the SEC or is automatically effective upon filing pursuant to Rule 462 of the Securities Act and remains effective for the period specified in Section 4.9(a)(2).

                (b)   Piggyback Registrations.

                        (1)   Right to Piggyback. Whenever the Company proposes to register any of its securities, other than a registration pursuant to Section 4.9(a)(1) or a Special Registration (as defined below), and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Investors and all transferees of its intention to effect such a registration (but in no event less than 10 days prior to the anticipated filing date) and, subject to Section 4.9(a)(4), will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten business days after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth business day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 4.9(b)(1) prior to the effectiveness of such registration, whether or not the Investors or any transferees have elected to include Registrable Securities in such registration. “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or its direct or indirect Subsidiaries or in connection with dividend reinvestment plans.

                        (2)   Underwritten Registration. If the registration referred to in Section 4.9(b)(1) is proposed to be underwritten, the Company will so advise the Investors and any transferees as a part of the written notice given pursuant to Section 4.9(b)(1). In such event, the right of the Investors or any transferees to registration pursuant to this Section 4.9(b) will be conditioned upon such persons’ participation in such underwriting and the inclusion of such person’s Registrable Securities in the underwriting, and each such person will (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any participating person disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Investors.

                        (3)   Piggyback Registration Expenses. The Company will pay all Registration Expenses in connection with any Piggyback Registration, whether or not any registration or prospectus becomes effective or final.

                        (4)   Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten primary offering on behalf of the Company, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell, (ii) second, Registrable Securities of the Investors and any transferees who have requested registration of Registrable Securities pursuant to Sections 4.9(a) or 4.9(b), pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (iii) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

                (c)   Registration Procedures. Subject to Section 4.9(a)(4), whenever the Investor or any transferees of Registrable Securities have requested that any Registrable Securities be registered pursuant to Section 4.9(a) or 4.9(b) of this Agreement, the Company will use its reasonable best efforts to effect the registration and sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof and pursuant thereto. The Company shall use its reasonable best efforts to as expeditiously as possible:

                        (1)   prepare and file with the SEC a Registration Statement with respect to such Registrable Securities, make all required filings with the National Association of Securities Dealers and the Financial Industry Regulatory Authority and thereafter use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable and to remain effective as provided herein, provided that before filing a Registration Statement or any amendments or supplements thereto, the Company will, at the Company’s expense, furnish or otherwise make available to the Holders’ Counsel copies of all such documents proposed to be filed and such other documents reasonably requested by such counsel, which documents will be subject to review and comment of such counsel at the Company’s expense, including any comment letter from the SEC with respect to such filing or the documents incorporated by reference therein, and if requested by such counsel, provide such counsel reasonable opportunity to participate in the preparation of such Registration Statement and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to the Company’s financial books and records, officers, accountants and other advisors;

                        (2)   prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (A) not less than (i) six months, (ii) if such Registration Statement relates to an underwritten offering, such longer period as, based upon the opinion of counsel for the underwriters, a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (iii) continuously in the case of shelf registration statements and any shelf registration statement shall be re-filed upon its expiration (or in each case such shorter period ending on the date that the securities covered by such shelf registration statement cease to constitute Registrable Securities) or (B) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement, and cause the related prospectus to be supplemented by any prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act;

                        (3)   furnish to each seller of Registrable Securities, and each managing underwriter, if any, such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, any other prospectus (including any prospectus filed under Rule 424, Rule 430A or Rule 430B under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act), all exhibits and other documents filed therewith and such other documents as such seller or such managing underwriter may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such seller, and upon request a copy of any and all transmittal letters or other correspondence to or received from, the SEC or any other Governmental Entity relating to such offer;

                        (4)   register or qualify (or exempt from registration or qualification) such Registrable Securities, and keep such registration or qualification (or exemption therefrom) effective, under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things that may be reasonably necessary or reasonably advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

                        (5)   notify each seller of such Registrable Securities, the Holders’ Counsel and the managing underwriter(s), if any, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event that makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, prospectus or documents and, as soon as reasonably practicable (but subject to the delay provisions of Section 4.9(a)(4)), prepare and furnish to such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, in the case of the Registration Statement, it will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of any prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement therein, in light of the circumstances in which they were made, not misleading;

                        (6)   notify each seller of any Registrable Securities covered by such Registration Statement, the Holders’ Counsel and the managing underwriter(s), if any, (i) when such Registration Statement or the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such Registration Statement or to amend or to supplement such prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for any of such purposes, (iv) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 4.9(c)(11) below cease to be true and correct, and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose;

                        (7)   upon the occurrence of an event contemplated in Section 4.9(c)(5) or in Section 4.9(c)(6)(ii), (c)(6)(iii), (c)(6)(iv) or (c)(6)(v) (but subject to the delay provisions of Section 4.9(a)(4)), prepare a supplement or amendment to the Registration Statement or supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that such prospectus as thereafter delivered to the sellers of such Registrable Securities will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

                        (8)   cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed or, if no similar securities issued by the Company are then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities to be listed on the New York Stock Exchange or the NASDAQ stock market, as determined by the Company;

                        (9)   provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

                        (10)   enter into such customary agreements (including underwriting agreements and, subject to Section 4.9(g), lock-up agreements in customary form, and including provisions with respect to indemnification and contribution in customary form) and take all such other customary actions as the Investor, the participating transferees or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, making members of management and executives of the Company available to participate in “road show,” similar sales events and other marketing activities; provided that the Company shall not be required to make members of management and executives of the Company so available for more than five consecutive days or more than 10 days in any 365 day period);

                        (11)   in connection with any underwritten offering, make such representations and warranties to the sellers and the managing underwriter(s), if any, with respect to the business of the Company and the Company Subsidiaries, and the Registration Statement, prospectus, and documents incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by the issuer in underwritten offerings, and, if true, make customary confirmations of the same if and when requested;

                        (12)   if requested by any seller of Registrable Securities, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the seller or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request;

                        (13)   in the case of certificated Registrable Securities, cooperate with the sellers of such Registrable Securities and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each seller that that the Registrable Securities represented by the certificates so delivered by such seller will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the sellers or managing underwriters, if any, may request at least two business days prior to any sale of Registrable Securities;

                        (14)   make available for inspection by any seller of Registrable Securities and the Holders’ Counsel, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement, provided that it shall be a condition to such inspection and receipt of such information that the inspecting person (i) enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company and (ii) agree to minimize the disruption to the Company’s business in connection with the foregoing;

                        (15)   otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and any applicable national securities exchange;

                        (16)   timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

                        (17)   in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use every reasonable effort to promptly obtain the withdrawal of such order;

                        (18)   obtain one or more comfort letters, addressed to the underwriters, if any, dated the effective date of such Registration Statement and the date of the closing under the underwriting agreement for such offering, signed by the Company’s independent public accountants (and if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as such underwriters shall reasonably request;

                        (19)   provide legal opinions of the Company’s counsel, addressed to the underwriters, if any, dated the date of the closing under the underwriting agreement, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto as the underwriter shall reasonably request in customary form and covering such matters of the type customarily covered by legal opinions of such nature; and

                        (20)   obtain any required regulatory or shareholder approval necessary for the Investor or any transferee to sell its Registrable Securities in an offering.

                        (21)   As a condition to registering Registrable Securities, the Company may require each Investor and transferee holding Registrable Securities as to which any registration is being effected to furnish the Company with such information regarding such person and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

                (d)   Registration Expenses.

                        (1)   Except as otherwise provided in this Agreement, all expenses incidental to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, duplicating and printing expenses, messenger, telephone and delivery expenses, expenses incurred in connection with any road show, and fees and disbursements of counsel for the Company and all independent certified public accountants and other persons retained by the Company (all such expenses, “Registration Expenses”), will be borne by the Company. The Company will, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review, the expenses of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or on the New York Stock Exchange or the NASDAQ stock market. The holders of the securities so registered shall pay all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder and any other Registration Expenses required by law to be paid by a selling holder pro rata on the basis of the amount of proceeds from the sale of their shares so registered.

                        (2)   In connection with each Demand Registration and each Piggyback Registration, the Company will reimburse the Sellers of Registrable Securities for the reasonable fees and disbursements of their counsel (“Holders’ Counsel”).

                (e)   Participation in Underwritten Registrations.

                        (1)   None of the Investors or any transferee may participate in any registration hereunder that is underwritten unless such person (i) agrees to sell its Registrable Securities on the basis provided in the underwriting arrangements in customary form entered into pursuant to this Agreement (including pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s), provided that no such person will be required to sell more than the number of Registrable Securities that such person has requested the Company to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, provided that such person shall not be required to make any representations or warranties other than those related to title and ownership of shares and as to the accuracy and completeness of statements made in a Registration Statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company or the managing underwriter(s) by such person, and (iii) cooperates with the Company’s reasonable requests in connection with such registration or qualification (it being understood that the Company’s failure to perform its obligations hereunder, which failure is caused by such person’s failure to cooperate with such reasonable requests, will not constitute a breach by the Company of this Agreement). Notwithstanding the foregoing, the liability of any Investor or transferee participating in such an underwritten registration shall be limited to an amount equal to the amount of gross proceeds attributable to the sale of such person’s Registrable Securities.

                        (2)   Each person that is participating in any registration hereunder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.9(c)(5) and (c)(6), such person will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such person receives copies of a supplemented or amended prospectus as contemplated by such Section 4.9(c)(5), (c)(6) and (c)(7). In the event the Company gives any such notice, the applicable time period mentioned in Section 4.9(c)(2) during which a Registration Statement is to remain effective will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 4.9(e)(2) to and including the date when each seller of a Registrable Security covered by such Registration Statement will have received the copies of the supplemented or amended prospectus contemplated by Section 4.9(c)(5), (c)(6) and (c)(7).

                (f)   Rule 144. The Company will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of an Investor or transferee, make publicly available such information as necessary to permit sales pursuant to Rule 144 or Regulation S under the Securities Act), and it will take such further action as any Investor or transferee may reasonably request, to the extent required from time to time to enable such person to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Investor or transferee, the Company will deliver to such person a written statement as to whether it has complied with such information requirements, and, if not, the specifics thereof.

                (g)   Holdback. In consideration for the Company agreeing to its obligations under this Agreement, each Investor (and any transferee) agrees in connection with any registration of the Company’s securities (whether or not such person is participating in such registration) upon the request of the Company and the underwriters managing any underwritten offering of the Company’s securities, not to effect (other than pursuant to such registration) any public sale or distribution of Registrable Securities, including any sale pursuant to Rule 144 or Rule 144A, or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company without the prior written consent of the Company or such underwriters, as the case may be, during the Holdback Period; provided that nothing herein will prevent any such holder that is a partnership or corporation from making a distribution of Registrable Securities to the partners or shareholders thereof or a transfer to an Affiliate that is otherwise in compliance with applicable securities laws, so long as such distributees or transferees agree to be bound by the restrictions set forth in this Section 4.9(g). With respect to such underwritten offering of Registrable Securities covered by a registration pursuant to Section 4.9(a) or 4.9(b), the Company further agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any Registration Statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the Holdback Period with respect to such underwritten offering, if required by the managing underwriter. “Holdback Period” means, with respect to any registered offering covered by this Agreement, (1) 90 days after and during the ten days before, the effective date of the related Registration Statement or, in the case of a takedown from a shelf registration statement, 90 days after the date of the prospectus supplement filed with the Commission in connection with such takedown and during such prior period (not to exceed ten days) as the Company has given reasonable written notice to the holder of Registrable Securities or (2) such shorter period as the Investor, the Company and the underwriter of such offering, if any, shall agree.

                4.10 Articles of Amendment. In connection with the Closing, the Company shall file the Preferred Stock Articles of Amendment for the Convertible Preferred Stock in the form attached to this Agreement as Exhibit A in the State of Washington, and such Preferred Stock Articles of Amendment shall continue to be in full force and effect as of the Closing Date.

                4.11 Reset.

                        (a)   If, from the date hereof until the date that is eighteen months after the Closing Date:

                (1)   the Company issues or sells, or agrees to issue or sell, more than $500 million of Common Stock (or other securities that are convertible into or exchangeable or exercisable for, or are otherwise linked to, Common Stock) at a purchase (or reference, implied, conversion, exchange or comparable) price (the “New Issuance Price”) per share less than the Reference Purchase Price (a “Reset Issuance”), or

                (2)   there occurs any Fundamental Change in which the Underlying Security Price (together with the New Issuance Price, the “Reset Price”) is less than the Reference Purchase Price (a “Triggering Fundamental Change” and, together with a Reset Issuance, a “Reset Event”).

then, on the earlier of (A) the second business day after the closing of any Reset Issuance and (B) the date of the occurrence of a Triggering Fundamental Change (or, if later, on the Closing Date, or, if later, on the second business day following the later of (x) the average price calculation specified below in this Section 4.11 and (y) the shareholder approval specified below in this Section 4.11, if and as applicable), the Company shall make a payment to each Investor (the “Reset Payment”), equal to the product of (i) an amount equal to the (z) Reference Purchase Price minus the Reset Price, divided by (y) the Reference Purchase Price multiplied by (ii) the aggregate amount paid by such Investor pursuant to Article I (including, (1) if any Warrant has been exercised by such Investor prior to such date, the aggregate exercise price paid by such Investor for the Warrant shares and (2) if any Warrant has been exchanged for convertible preferred stock by such Investor prior to such date, the value of Warrant as calculated pursuant to the terms of the Warrant), grossed up as required to compensate each Investor for any diminution in value in the Securities resulting from such Reset Payment; provided that the Company may, at its option and as an alternative to making all or any portion of such Reset Payment, instead pay the Reset Payment due each Investor by delivering to such Investor shares of Common Stock valued at the lower of the Market Price of a share of Common Stock as of (x) the last trading day prior to the date on which this payment occurs or (y) the first date of the announcement of the Reset Issuance or the Preliminary Fundamental Change that resulted in a Triggering Fundamental Change, but solely to the extent that any such issuance of shares of Common Stock would not result in (A) such Investor owning or being deemed for applicable regulatory purposes to own 25% or more of the voting securities of the Company (or the surviving corporation resulting from such Triggering Change of Control), (B) unless the OTS shall have issued a written acceptance of a rebuttal of control submission by such Investor pursuant to 12 C.F.R. §574.4(e), such Investor owning or being deemed for applicable regulatory purposes to own 10% or more of the total number of voting securities of the Company Common Stock then outstanding (or the surviving corporation resulting from such Triggering Change of Control) or (C) the Company failing to comply with applicable New York Stock Exchange requirements or the requirement of any other Governmental Entity (provided that, in the case of this clause (C), the Company shall, at its election, have a reasonable period of time in which to seek any shareholder approval required to satisfy such requirements and the Company’s payment obligation pursuant hereto shall be postponed until such time as such shareholder approval shall have been obtained or denied).

                        (b)   For purposes of this Section 4.11:

                (1)   “Fundamental Change” has the meaning set forth in the Warrant Certificate.

                (2)   “Market Price” has the meaning set forth in the Warrant Certificate.

                (3)   “Preliminary Fundamental Change” has the meaning set forth in the Warrant Certificate.

                (4)   “Underlying Security Price” has the meaning set forth in Exhibit A to the Warrant Certificate.

                        (c)   Any such Reset Payment shall be treated by the parties as an adjustment to the purchase price paid by the Investor for the shares of Common Stock, Convertible Preferred Stock and/or Warrants, as relevant.

                4.12  Repurchase Obligation. If the Closing does not occur within three business days of the Initial Closing, the Company shall repurchase from TPG VI the shares of Common Stock and Convertible Preferred Stock and Warrants purchased by TPG VI pursuant to this Agreement for an aggregate purchase price in cash equal to the total of the amounts set forth opposite TPG VI’s name in Schedule 1 to this Agreement.

ARTICLE V

TERMINATION

                5.1  Termination. This Agreement may be terminated prior to the Closing:

                (a)   by mutual written agreement of the Company and the Investors;

                (b)   by any party, upon written notice to the other parties, in the event that the Closing does not occur on or before January 31, 2009; provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

                (c)   by any party, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable.

                5.2  Effects of Termination.  In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than Section 3.2(b) and Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided that nothing herein shall relieve any party from liability for intentional breach of this Agreement.

ARTICLE VI

MISCELLANEOUS

                6.1  Survival.  Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for a period of two years following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the second anniversary of the Closing Date) and thereafter shall expire and have no further force and effect, including in respect of Section 4.7. Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing Date, shall terminate as of the Closing Date.

                6.2  Expenses.  Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.

                6.3   Amendment.  No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                6.4  Waivers.  The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

                6.5  Counterparts and Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

                6.6.  Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

                6.7  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                6.8   Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

                        (a)   If to any of the TPG Investors:

such Investor
c/o TPG Capital, L.P.
Olympic Investment Partners, L.P.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Attention:  Clive D. Bode
                     Vice President and Secretary
Fax:  (817) 871-4001

with a copy (which copy alone shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP
2000 Pennsylvania Avenue, NW
Washington, DC 20006
Attention:  Kenneth L. Bachman, Jr.
                     Derek M. Bush
Fax:  (202) 974-1999

and

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention:    Michael L. Ryan
                      Benet J. O’Reilly
Fax:  (212) 225-3999

                        (b)   If to the Company:

Washington Mutual, Inc.
Legal Department
1301 Second Avenue
Seattle, Washington 98101, WMC 3501
Attn: Charles Smith
Facsimile: (206) 377-2236

with a copy (which copy alone shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Lee Meyerson
            Maripat Alpuche
Telephone: (212) 455-2000
Fax: (212) 455-2502

                6.9  Entire Agreement, Etc.  (a)  This Agreement (including the Exhibits, Schedules and Disclosure Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void); provided that any Investor may assign its rights and obligations under this Agreement to any Affiliate under common control with such Investor’s ultimate parent entity or general partner of such Investor, but in each case only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Investor”); provided, further, that no such assignment shall relieve such Investor of its obligations hereunder.  Without limiting the foregoing, none of the rights of any Investor hereunder shall be assigned to, or enforceable by, any person to whom an Investor may Transfer Securities (including any shares of Common Stock issued upon conversion or exercise of the Convertible Preferred Stock or Warrants).

                6.10  Other Definitions.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time.

                        (a)   the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control”(including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;

                        (b)   the word “or” is not exclusive;

                        (c)   the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”; and

                        (d)   the terms “herein,” “hereof”and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

                        (e)   “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or in the State of Washington generally are authorized or required by law or other governmental actions to close;

                        (f)   “person”has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act; and

                        (g)   all article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

                6.11  Captions.  The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

                6.12  Severability.  If any provision of this Agreement or the application thereof to any person (including, the officers and directors of the Investors and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

                6.13   No Third Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto, any benefit right or remedies, except that the provisions of Sections 4.7 and 4.9 shall inure to the benefit of the persons referred to in that Section.

                6.14  Time of Essence.  Time is of the essence in the performance of each and every term of this Agreement.

                6.15  Certain Adjustments.  If the representations and warranties set forth in Section 2.2(b) shall not be true and correct as of the Closing Date, the number of shares of Common Stock and the number of shares of Convertible Preferred Stock shall be, at the Investors’ option, proportionately adjusted to provide the Investors the same economic effect as contemplated by this Agreement in the absence of such failure to be true and correct.

                6.16  Public Announcements.  Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and no party hereto will make any such news release or public disclosure without first consulting with the other party hereto and receiving its consent (which shall not be unreasonably withheld or delayed) and each party shall coordinate with the other with respect to any such news release or public disclosure.

                6.17  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms.  It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

* * *

                IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

WASHINGTON MUTUAL, INC.

By:
Name:
Title:

OLYMPIC INVESTMENT PARTNERS, L.P.

By:
Name:
Title:

TPG Partners VI, L.P.

By:
Name:
Title:

[Signature Page to Investment Agreement]